EdR ANNOUNCES FOURTH QUARTER AND FULL-YEAR 2015 RESULTS
- Full-Year Same-Community NOI Growth of 5.8% -
- Balance Sheet Positioned for Growth - Debt to Gross Assets Below 30% -

MEMPHIS, TN, February 22, 2016 - EdR (NYSE:EDR), one of the nation’s largest developers, owners and managers of high-quality collegiate housing communities, today announced results for the quarter and year ended December 31, 2015.
Company Highlights

•
Core funds from operations (“Core FFO”) for the fourth quarter increased 13.1% with Core FFO per share/unit up 1.7%. For the full year, Core FFO increased 14.0%, while Core FFO per share/unit declined 1.6%, or $0.03, primarily due to an increase in outstanding shares related to a deleveraging equity raise in November 2015;

•	Same-community NOI increased 2.8% for the quarter and 5.8% for the full year;

•
Preleasing for the 2016-2017 lease term is 490 basis points ahead of last year with the same-community portfolio 58.4% preleased. The same-community portfolio is projected to obtain a 2.5% to 3.5% increase in revenue for the upcoming lease term, with net rates up 3.0% and occupancies consistent with the prior year;

•	Announced two joint venture developments for 2017 delivery, an 824-bed community pedestrian to Michigan State University and a 304-bed community pedestrian to Texas State University;

•
Selected by Cornell University to develop, finance and construct on-campus housing tailored for graduate and professional students. EdR will also manage the 850-bed more than $80 million community upon its targeted opening in 2018;

•	Awarded a new third-party on-campus development at Shepherd University for a 297-bed community anticipated to be delivered in 2017;

•
Completed follow-on equity offerings in November 2015 and January 2016, raising net proceeds of $485 million. Approximately $138 million of the proceeds were used to repay mortgage debt and $221 million to payoff the outstanding balance on the Company's revolving credit facility, reducing proforma debt to gross assets to 23%;

•	Grew collegiate housing assets by 14% in 2015, including the delivery of six developments for $208 million and the acquisition of two communities totaling $58 million;

•	Embedded external growth of 20% from the Company's active development pipeline of over $400 million for delivery in 2016 and 2017;

•	S&P upgraded EdR's corporate credit rating to BBB-, recognizing the Company's recent deleveraging and strong operating performance; and

•
Announced 2016 Core FFO per share/unit guidance range of $1.70 to $1.76, which is derived from Core FFO per share/unit before potential capital transactions of $1.77 to $1.84 less the impact from potential capital transactions of $0.07 to $0.08 per share/unit.

"2015 was a productive and successful year for EDR," stated Randy Churchey, EdR's chairman and chief executive officer. "Our operations team produced another year of industry leading leasing results and outstanding same-community NOI growth. In addition, we grew our collegiate housing assets by 14% through the addition of $266 million in new assets and selective asset recycling. Twice near year end, we accessed favorable equity markets to strengthen our capital structure, improving balance sheet metrics and positioning the Company to take advantage of the many additional growth opportunities we are seeing that will continue to drive shareholder value."

Net Income Attributable to Common Stockholders
Net income attributable to common stockholders for the fourth quarter 2015 was $14.8 million, or $0.27 per diluted share, compared to $22.4 million, or $0.47 per diluted share, in the fourth quarter of the prior year. For the full year, net income attributable to common stockholders was $19.9 million, or $0.40 per diluted share, compared to $47.1 million, or $1.09 per diluted share. The $27.1 million decrease in net income attributable to common stockholders for the full year relates primarily to the following, a majority of which are excluded from and did not impact Core FFO in the respective period:

•	a total of $11.0 million of deferred interest, guarantee and development fees recognized in 2014 related to our participating development at Johns Hopkins,

•	an $8.1 million gain on insurance settlement recognized in 2014,

•	$20.5 million of gains on sale of collegiate housing assets, net of impairment, recognized in 2014, compared to $2.8 million in 2015,

•	a $9.0 million increase in depreciation, and

•	a $3.8 million increase in net interest expense, partially offset by

•	a $25.7 million increase in total community NOI.

Core Funds From Operations
Core FFO for the fourth quarter was $32.7 million, as compared to $28.9 million in the fourth quarter of the prior year, an increase of 13.1%, while Core FFO per share/unit increased $0.01. The improvement in Core FFO was mainly due to growth in community NOI, which was muted on a per share/unit basis by the November 2015 follow-on equity raise that increased shares/units outstanding and reduced debt to gross assets to 28% at year end, from 35% the prior year.
For the full year, Core FFO increased $11.2 million, or 14.0%, over the prior year to $91.6 million. The improvement in Core FFO mainly reflects growth in NOI from new communities offset by higher ground lease expense, corporate general and administrative costs and interest expense in 2015. Core FFO per share/unit for the year declined 1.6%, with the strong Core FFO growth being diluted as a result of capital market transactions in June 2014 and November 2015 that significantly increased shares/units outstanding while strengthening the balance sheet and adding additional capacity to fund our development pipeline and other investment opportunities.
A reconciliation of funds from operations (“FFO”) and Core FFO to net income is included with the financial tables accompanying this release.

Same-Community Results
Same-community NOI for the fourth quarter increased 2.8% to $30.5 million. This growth was mainly attributable to a 3.5% increase in revenue, comprised of a 2.7% increase in rental rates, 0.3% increase in occupancy and a 0.5% increase in other income. Same-community operating expenses for the quarter increased 4.7%, or $0.9 million, with over a third of the increase related to property taxes.
For the full year, same-community NOI increased 5.8%, or $5.6 million, with revenue up 5.4% and operating expenses growing 5.0%. Expense growth for the year outpaced expectations mainly due to a $0.8 million real estate tax charge in the first quarter of 2015 related to the settlement of an assessment dispute brought by a local school board that covered several prior assessment years. Excluding this item operating expenses grew 3.9%.

2016-2017 Preleasing
The same-community leasing portfolio is currently 490 basis points ahead of prior year with 58.4% of the beds preleased for the fall. Based on current leasing velocity and market conditions, we expect fall occupancy for the same-community portfolio to be consistent with the prior year and rates to be up approximately 3.0%. Combined, the Company anticipates rent growth for the 2016-2017 lease term to range from 2.5% to 3.5%.
The above leasing update does not reflect the Company's beds at the University of Kentucky (UK), including 4,592 same-community leasing beds and 1,141 new-community beds being delivered in 2016, as the assignment process does not occur until May. However, at this point all UK beds are currently 88% applied for 2016-2017.
The Company provides additional leasing information in its quarterly earnings supplement located at http://www.snl.com/irweblinkx/yearlypresentations.aspx?iid=4095382.

Market Supply and Demand
Based on market data from our community managers as well as AXIOMetrics, we anticipate the volume of new supply being added in EdR markets for fall 2016 to be down more than 20% from 2015 levels. This is a significant trend and the second consecutive year our markets have seen a decline in new supply. In addition, the majority of new supply will be further from campus than our communities.
The Company provides additional enrollment and supply information by market in its quarterly earnings supplement located at http://www.snl.com/irweblinkx/yearlypresentations.aspx?iid=4095382.

Investment Activity
During 2015, the Company grew its collegiate housing assets by 14%, including the 2015 deliveries of 2,949 beds at the universities of Connecticut, Georgia, Kentucky and Louisville with EdR's share of total cost of $207.7 million, and the acquisitions of a community at The University of Tennessee and one at the University of Colorado at Boulder for an aggregate of $58.5 million.
In January 2016, the Company began construction on an $89.9 million community pedestrian to Michigan State University. EdR will be 90% owner and will manage the 824-bed community that is scheduled to open in 2017. The community will feature private bedrooms and baths, washers and dryers, furnishings and granite countertops. Community amenities will include a covered parking garage, computer center, study room, fitness center, and two courtyards with grilling stations, televisions and volleyball court. Michigan State's full-time enrollment has seen consistent growth since 2012 with current enrollment of more than 50,000 students.
The Company also began construction in January 2016 on a $29.6 million community pedestrian to Texas State University. EdR will be 80% owner and will manage the 304-bed community. Scheduled to open in 2017, The Local Downtown, will provide river and city views and upscale furnishings and appointments. The community will also include an integrated parking garage, and a clubhouse with a gaming lounge, coffee bar, study lounge, saunas, and a fitness center. Enrollment has increased at Texas State every year for the past 18 years and with 2014-15 enrollment of more than 38,000 students, it is the largest university in the Texas State University System and the fourth-largest in Texas.
Subsequent to year end, Cornell University and EdR entered into a pre-closing agreement with design and site planning underway toward an expected fall 2016 groundbreaking and commencement of construction for an expected 850-bed, $80.0 million on-campus housing community targeted for delivery in 2018. Cornell University reports a graduate and professional student full-time enrollment of 7,589 within its total 21,904 enrollees for the 2015-16 school year. The Ithaca, New York, housing market is one of the strongest in the country with a 99.5% occupancy rate.
In total, EdR's $403.8 million of active 2016 and 2017 developments, at the universities of Boise State, Kentucky, Michigan State, Mississippi, Texas State and Virginia Tech, represent a 20% increase in collegiate housing assets over December 31, 2015.

Third-Party Development Services
Progress continues on the Company's active third-party development projects. The final building at Clarion University of Pennsylvania was delivered in the fourth quarter and the renovation of Bowles Hall at University of California, Berkeley is on budget and on target for its summer 2016 opening. The predevelopment and planning phase of the 2017 development at Texas A&M Commerce is on track for construction to begin summer of 2016 and East Stroudsburg University is expecting to receive final site plan approval by the end of the first quarter 2016, clearing the way for construction to start this summer for an expected 2017 delivery.
In addition, subsequent to year end EdR was awarded a new, third-party, on-campus development for a 297-bed community at Shepherd University targeting a 2017 delivery. This project will most likely be financed with tax exempt bonds.
"We are excited about our active developments, including our recent on-campus development awards at Cornell University, Texas A&M Commerce and Shepherd University," stated Tom Trubiana, EdR's president.

"Our team is involved in a significant number of opportunities, and we are working hard to turn potential deals into accretive developments, including the possibility of adding to our 2017 deliveries."

Dispositions / Capital Recycling
In December, the Company sold Cape Trails, a 360-bed community serving Southeast Missouri State, for $12.9 million. The sale of Cape Trails, a 15-year old asset in a tertiary market, is representative of the Company's normal capital recycling and portfolio management.
The Company has signed contracts for the sale of six assets, which were included as potential capital transactions in our 2016 Core FFO guidance. These asset sales are estimated to generate net proceeds ranging from $150 million to $200 million and close late in the first quarter. At this time there is no guarantee that the assets will be sold.

Capital Structure
In November, the Company completed a follow-on equity offering, selling 8.1 million shares and raising net proceeds of $270.1 million. The proceeds were used to pay-off $260.6 million of debt, including the remaining balance on the revolver, and to fund the Company's development pipeline. The Company also raised $15.9 million of net proceeds during the fourth quarter selling over 400 thousand shares of stock under its at-the-market (ATM) program.
The equity transactions strengthened the Company's capital position with cash and cash equivalents totaling $33.7 million at December 31, 2015 and full availability on its $500 million unsecured revolving credit facility. In addition, the Company's December 31, 2015 debt metrics improved from already strong metrics at December 31, 2014, with debt to gross assets going from 35.1% to 28.3%, net debt to EBITDA - adjusted improving from 4.9x to 4.0x, and interest coverage ratio at 4.8x, relatively unchanged from the prior year as the equity offering occurred at the end of 2015.
Subsequent to year end, the Company completed a second follow-on equity offering, selling 6.3 million shares and raising net proceeds of $215.1 million. Approximately $108 million of the proceeds was used to pay-off $98 million of fixed rate mortgage debt with an average effective interest rate of 5.4% and $10 million of prepayment penalties associated with the early extinguishment of the debt. The remaining proceeds will primarily be used to fund the Company's development pipeline, which includes $403.8 million of active developments of which $96.8 million was already funded at the end of 2015. The remaining $307.0 million will be funded through a combination of operating cash, proceeds from the follow-on equity offerings, debt and property sales/capital market activities.
In December 2015, Standard & Poor’s Ratings Services (S&P) raised its corporate credit rating on EdR to BBB- from BB+. In its report, S&P noted, “We are raising our corporate credit rating on EdR to ‘BBB-’, based on the recent deleveraging and strong recent operating performance, which we believe is sustainable over the next two years, driven by favorable tailwinds in the student housing industry.”
"The Company successfully executed significant capital transactions in late 2015 and early 2016 that were consistent with our strategy to maintain an appropriately capitalized balance sheet with low levels of secured debt, minimal exposure to variable rate debt and well laddered maturities," stated Bill Brewer, EdR's executive vice president and chief financial officer. "Prefunding our development pipeline in this manner positions us to continue taking advantage of the external growth opportunities we are seeing in the market."

Earnings Guidance and Outlook
Based on the Company's current estimates, management reaffirms the initial 2016 Core FFO per share/unit guidance it released on February 2, 2016, of $1.70 to $1.76. This is derived from Core FFO per share/unit of $1.77 to $1.84 less the impact from potential capital transactions of $0.07 to $0.08 per share/unit. Please refer to our February 2, 2016, press release for more details on our guidance assumptions.

Webcast and Conference Call
EdR will host a conference call for investors and other interested parties beginning at 10:00 a.m. Eastern Time on Monday, February 22, 2016.  The call will be hosted by Randy Churchey, EdR's chairman and chief executive officer.
The conference call will be accessible by telephone and the Internet.  To access the call, participants in the U.S. may dial (877) 705-6003, and participants outside the U.S. may dial (201) 493-6725.  Participants may also access the call via live webcast by visiting the Company's investor relations Web site at www.EdRTrust.com.
The replay of the call will be available at approximately 1:00 p.m. Eastern Time on Monday, February 22, 2016 through midnight Eastern Time on March 7, 2016.  To access the replay, the domestic dial-in number is (877) 870-5176, the international dial-in number is (858) 384-5517, and the passcode is 13627407.  The archive of the webcast will be available on the Company's Web site for a limited time.

About EdR
One of America's largest owners, developers and managers of collegiate housing, EdR (NYSE:EDR) is a self-administered and self-managed real estate investment trust that owns or manages 80 communities with nearly 42,000 beds serving 51 universities in 23 states. EdR is a member of the Russell 2000 Index and the Morgan Stanley REIT indices. For details, please visit the Company's Web site at www.EdRtrust.com.

Contact:
J. Drew Koester
Senior Vice President
Capital Markets and Investor Relations
(901) 259-2500

Bill Brewer
Executive Vice President and
Chief Financial Officer
(901) 259-2500

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Statements about the Company’s business that are not historical facts are “forward-looking statements,” which relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements are based on current expectations. You should not rely on forward-looking statements because the matters that they describe are subject to known and unknown risks and uncertainties that could cause the Company’s business, financial condition, liquidity, results of operations, Core FFO, FFO and prospects to differ materially from those expressed or implied by such statements. Such risks are set forth under the captions “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in EdR's most recent annual report on Form 10-K and quarterly reports on Form 10-Q, and as described in EdR's other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and, except as otherwise may be required by law, the Company undertakes no obligation to update publicly or revise any guidance or other forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by law.

Non-GAAP Financial Measures
Funds from Operations (FFO)
As defined by the National Association of Real Estate Investment Trusts, FFO represents net income (loss) (computed in accordance with U.S. generally accepted accounting principles ("GAAP")), excluding gains (or losses) from sales of collegiate housing assets and impairment write downs of depreciable real estate plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. The Company presents FFO available to all stockholders and unitholders because management considers it to be an important supplemental measure of the Company’s operating performance, believes it assists in the comparison of the Company’s operating performance between periods to that of other publicly traded REITs and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their operating results. As such, the Company also excludes the impact of noncontrolling interests, only as they relate to operating partnership units, in the calculation. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from collegiate housing asset dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.
The Company also uses core funds from operations, or Core FFO, as an operating measure. Core FFO is defined as FFO adjusted to include the economic impact of revenue on participating projects for which recognition is deferred for GAAP purposes. The adjustment for this revenue is calculated on the same percentage of completion method used to recognize revenue on third-party development projects. Core FFO also includes adjustments to exclude the impact of straight-line adjustment for ground leases, gains/losses on extinguishment of debt, transaction costs related to acquisitions and severance costs. The Company believes that these adjustments are appropriate in determining Core FFO as they are not indicative of the operating performance of the Company’s assets. In addition the Company believes that Core FFO is a useful supplemental measure for the investing community to use in comparing the Company to other REITs as most REITs provide some form of adjusted or modified FFO.
Net Operating Income (NOI)
The Company considers NOI to be a useful measure of its collegiate housing operating performance. The Company defines NOI as rental and other community-level revenues earned from our collegiate housing communities less community-level operating expenses, excluding third-party management fees and expenses, third-party development consulting fees and expenses, depreciation, amortization, ground lease expense and impairment charges and including regional and other corporate costs of supporting the communities. Other REITs may use different methodologies for calculating NOI, and accordingly, the Company's NOI may not be comparable to other REITs. The Company believes that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. The Company uses NOI to evaluate performance on a community-by-community basis because it allows management to evaluate the impact that factors such as lease structure, lease rates and tenant base, which vary by property, have on the Company’s operating results.

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)
Adjusted EBITDA is defined as net income attributable to common stockholders excluding: (1) straight line adjustment for ground leases; (2) acquisition costs; (3) depreciation and amortization; (4) loss on impairment of collegiate housing assets; (5) gain on sale of collegiate housing assets; (6) gain on insurance settlement; (7) interest expense; (8) amortization of deferred financing costs; (9) interest income; (10) interest on loan to participating development; (11) loss on extinguishment of debt; (12) income tax expense; and (13) non-controlling interests. Management considers Adjusted EBITDA useful to an investor in evaluating and facilitating comparisons of the Company's operating performance between periods and between REITs by removing the impact of the Company's capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from our operating results.

EdR AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)
(Unaudited)

	December 31, 2015	December 31, 2014

Assets
Collegiate housing properties, net	$1,774,796	$1,586,009
Assets under development	117,384	120,702
Cash and cash equivalents	33,742	18,385
Restricted cash	9,784	10,342
Other assets	66,125	70,892

Total assets	$2,001,831	$1,806,330

Liabilities and equity
Liabilities:
Mortgage and construction loans, net of unamortized premium and deferred financing costs	$204,511	$248,128
Unsecured revolving credit facility	—	24,000
Unsecured term loan, net of unamortized deferred financing costs	186,518	186,277
Unsecured Senior Notes, net of unamortized deferred financing costs	247,678	247,425
Accounts payable and accrued expenses	85,670	76,869
Deferred revenue	19,024	17,301
Total liabilities	743,401	800,000

Commitments and contingencies	—	—

Redeemable noncontrolling interests	13,560	14,512

Equity:
EdR stockholders’ equity:
Common stock, $0.01 par value per share, 200,000,000 shares authorized, 56,879,003 and 47,999,427 shares issued and outstanding as of December 31, 2015 and 2014, respectively	569	480

Preferred shares, $0.01 par value per share, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Additional paid-in capital	1,263,603	1,034,683
Accumulated deficit	(21,998)	(41,909)
Accumulated other comprehensive loss	(5,475)	(4,465)
Total EdR stockholders’ equity	1,236,699	988,789
Noncontrolling interests	8,171	3,029
Total equity	1,244,870	991,818

Total liabilities and equity	$2,001,831	$1,806,330

EdR AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Amounts in thousands, except per share data)
(Unaudited)

	Three months ended December 31,
	2015	2014
Revenues:
Collegiate housing leasing revenue	$71,781	$61,645
Third-party development consulting services	702	1,541
Third-party management services	972	1,103
Operating expense reimbursements	2,065	2,215
Total revenues	75,520	66,504

Operating expenses:
Collegiate housing leasing operations	25,831	22,586
Development and management services	3,218	2,725
General and administrative	2,773	2,593
Development pursuit, acquisition costs and severance	47	—
Depreciation and amortization	18,417	16,045
Ground lease expense	3,312	2,826
Reimbursable operating expenses	2,065	2,215
Total operating expenses	55,663	48,990

Operating income	19,857	17,514

Nonoperating (income) expenses:
Interest expense	6,834	5,580
Amortization of deferred financing costs	562	623
Interest income	(69)	(38)
Loss on extinguishment of debt	403	2,651
Total nonoperating expenses	7,730	8,816

Income before equity in earnings (losses) of unconsolidated entities, income taxes and gain on sale of collegiate housing properties	12,127	8,698

Equity in earnings (losses) of unconsolidated entities	155	(340)
Income before income taxes and gain on sale of collegiate housing properties	12,282	8,358
Less: Income tax expense (benefit)	22	(337)
Income before gain from sale of collegiate housing properties	12,260	8,695
Gain on sale of collegiate housing properties	2,770	13,908
Net income	15,030	22,603
Less: Net income attributable to the noncontrolling interests	257	206
Net income attributable to Education Realty Trust, Inc.	$14,773	$22,397

Other comprehensive income (loss):
Gain (loss) on cash flow hedging derivatives	2,419	(2,051)
Comprehensive income attributable to Education Realty Trust, Inc.	$17,192	$20,346

Earnings per share information:
Net income attributable to Education Realty Trust, Inc. common stockholders per share – basic	$0.28	$0.47

Net income attributable to Education Realty Trust, Inc. common stockholders per share – diluted	$0.27	$0.47

Weighted average share of common stock outstanding – basic	53,486	47,658

Weighted average share of common stock outstanding – diluted	53,788	48,002

EdR AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Amounts in thousands, except per share data)
(Unaudited)

	Year Ended December 31,
	2015	2014
Revenues:
Collegiate housing leasing revenue	$240,623	$206,322
Third-party development consulting services	2,233	6,805
Third-party management services	3,670	3,959
Operating expense reimbursements	8,636	8,707
Total revenues	255,162	225,793

Operating expenses:
Collegiate housing leasing operations	101,283	92,649
Development and management services	11,446	9,685
General and administrative	9,000	8,745
Development pursuit, acquisition costs and severance	452	1,372
Depreciation and amortization	68,022	58,974
Ground lease expense	11,268	8,988
Loss on impairment of collegiate housing properties	—	12,733
Reimbursable operating expenses	8,636	8,707
Total operating expenses	210,107	201,853

Operating income	45,055	23,940

Nonoperating (income) expenses:
Interest expense	24,449	20,656
Amortization of deferred financing costs	2,089	2,156
Interest income	(213)	(190)
Guarantee fee income from participating development	—	(3,000)
Interest on loan to participating development	—	(6,486)
Gain on insurance settlement	—	(8,133)
Loss on extinguishment of debt	403	3,543
Total nonoperating expenses	26,728	8,546

Income before equity in losses of unconsolidated entities, income taxes and gain on sale of collegiate housing properties	18,327	15,394

Equity in losses of unconsolidated entities	(668)	(710)
Income before income taxes and gain on sale of collegiate housing properties	17,659	14,684
Less: Income tax expense	347	261
Income before gain on sale of collegiate housing properties	17,312	14,423
Gain on sale of collegiate housing properties	2,770	33,231
Net income	20,082	47,654
Less: Net income attributable to the noncontrolling interests	171	599
Net income attributable to Education Realty Trust, Inc.	$19,911	$47,055

Other comprehensive income (loss):
Loss on cash flow hedging derivatives	$(1,010)	$(4,465)
Comprehensive income attributable to Education Realty Trust, Inc.	$18,901	$42,590

Earnings per share information:
Net income attributable to Education Realty Trust, Inc. common stockholders per share – basic	$0.40	$1.10
Net income attributable to Education Realty Trust, Inc. common stockholders per share – diluted	$0.40	$1.09

Weighted average share of common stock outstanding – basic	49,676	42,934
Weighted average share of common stock outstanding – diluted	49,991	43,277

EdR AND SUBSIDIARIES
CALCULATION OF FFO AND CORE FFO
(Amounts in thousands, except per share/unit data)
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2015	2014	2015	2014

Net income attributable to EdR	$14,773	$22,397	$19,911	$47,055

Gain on sale of collegiate housing assets	(2,770)	(13,908)	(2,770)	(33,231)
Gain on insurance settlement (1)	—	—	—	(8,133)
Impairment losses	—	—	—	12,733
Real estate related depreciation and amortization	18,026	15,690	66,499	58,055
Equity portion of real estate depreciation and amortization on equity investees	784	557	2,141	701
Noncontrolling interests	261	289	298	538
Funds from operations ("FFO") available to stockholders and unitholders	$31,074	$25,025	$86,079	$77,718

FFO adjustments:
Loss on extinguishment of debt	403	2,651	403	3,543
Acquisition costs	—	—	293	1,058
Severance costs, net of tax	—	—	—	314
Straight-line adjustment for ground leases (2)	1,187	1,202	4,782	4,835
FFO adjustments	1,590	3,853	5,478	9,750

FFO on Participating Developments: (3)
Interest on loan to Participating Development	—	—	—	(5,581)
Development fees on Participating Development, net of costs and taxes	—	—	—	(1,548)
FFO on Participating Developments	—	—	—	(7,129)

Core funds from operations ("Core FFO") available to stockholders and unitholders	$32,664	$28,878	$91,557	$80,339

FFO per weighted average share/unit (4)	$0.58	$0.52	$1.72	$1.80

Core FFO per weighted average share/unit (4)	$0.61	$0.60	$1.83	$1.86

Weighted average shares/units (4)	53,788	48,002	49,991	43,277

(1)  Represents gain on insurance settlement at 3949 Lindell. The community was damaged by fire in July 2012. All claims were settled during the year ended December 31, 2014, at which time the gain was recognized.

(2)  This represents the straight-line rent expense adjustment required by GAAP related to ground leases. As the ground lease terms range from 40 to 99 years, the adjustment to straight-line these agreements becomes material to our operating results, distorting the economic results of the communities.

(3)  FFO on participating developments in 2014 represents the economic impact of interest and fees not recognized in net income due to the Company having a participating investment in the third-party development. The adjustment for interest income is based on terms of the loan. In July 2014, our mezzanine investment was repaid in full, ending the Company's participation in the project and any fees and interest. At the same time all previously deferred amounts were recognized in net income.

(4) FFO and Core FFO per weighted average share/unit were computed using the weighted average of all shares and partnership units outstanding, regardless of their dilutive impact.

EdR AND SUBSIDIARIES
2016 GUIDANCE – RECONCILIATION OF FFO and CORE FFO
(Amounts in thousands, except share and per share data)
(Unaudited)

	Year ending December 31, 2016
	Low End	High End

Net income attributable to EdR(1)	$22,450	$26,200

Real estate related depreciation and amortization	68,000	68,000
Equity portion of real estate depreciation and amortization on equity investees	2,800	2,800
Noncontrolling interests	150	200
FFO	$93,400	$97,200
FFO adjustments:
Loss on early extinguishment of debt	10,000	10,000
Straight-line adjustment for ground leases(2)	4,500	4,500
FFO adjustments	14,500	14,500

Core FFO	$107,900	$111,700

FFO per weighted average share/unit(3)	$1.47	$1.53

Core FFO per weighted average share/unit(3)	$1.70	$1.76

Weighted average shares/units(3)	63,600	63,600

Notes:
(1) Does not include any estimated gain or loss on the possible disposition of collegiate housing assets as gains or losses on the disposition of collegiate housing assets are excluded from FFO and Core FFO.

(2) Represents the straight-line rent expense adjustment required by GAAP related to ground leases. As ground lease terms range from 40 to 99 years, the adjustment to straight-line these agreements becomes material to our operating results, distorting the economic results of the communities.

(3) FFO and Core FFO per weighted average share/unit were computed using the weighted average of all shares and operating partnership units outstanding, regardless of their dilutive impact.

EdR AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

The following is a reconciliation of the Company's GAAP operating income to NOI for three months and year ended December 31, 2015 and 2014 (in thousands):

	For the three months ended December 31,		For the year ended December 31,
	2015	2014	2015	2014
Operating income	$19,857	$17,514	$45,055	$23,940
Less: Third-party development services revenue	702	1,541	2,233	6,805
Less: Third-party management services revenue	972	1,103	3,670	3,959
Plus: Development and management services expenses	3,218	2,725	11,446	9,685
Plus: General and administrative expenses, development pursuit, acquisition costs and severance	2,820	2,593	9,452	10,117
Plus: Ground leases	3,312	2,826	11,268	8,988
Plus: Impairment loss on collegiate housing properties	—	—	—	12,733
Plus: Depreciation and amortization	18,417	16,045	68,022	58,974
NOI	$45,950	$39,059	$139,340	$113,673

The following is a reconciliation of the Company's GAAP net income to Adjusted EBITDA for the years ended December 31, 2015 and 2014 (in thousands):

	Year ended December 31,
	2015	2014
Net income attributable to common stockholders	$19,911	$47,055
Straight line adjustment for ground leases	4,782	4,835
Acquisition costs	293	1,058
Depreciation and amortization	68,022	58,974
Loss on impairment of collegiate housing assets	—	12,733
Gain on sale of collegiate housing assets	(2,770)	(33,231)
Gain on insurance settlement	—	(8,133)
Interest expense	24,449	20,656
Amortization of deferred financing costs	2,089	2,156
Interest income	(213)	(190)
Interest on loan to participating development	—	(6,486)
Loss on extinguishment of debt	403	3,543
Income tax expense	347	261
Noncontrolling interests	171	599
Adjusted EBITDA	$117,484	$103,830
Annualize acquisitions, developments and dispositions (1)	9,711	13,446
Pro Forma Adjusted EBITDA	$127,195	$117,276

(1) Pro forma adjustment to reflect all acquisitions, development deliveries and dispositions as if such transactions had occurred on the first day of the period presented.